Filed pursuant to Rule 433

Free Writing Prospectus dated February 7, 2024

Registration Statement No. 333-276917

Hillenbrand, Inc.

Pricing Term Sheet

6.2500% Senior Notes due 2029

This pricing term sheet is qualified in its entirety by reference to Hillenbrand, Inc.’s preliminary prospectus supplement, dated February 7, 2024 (the “Preliminary Prospectus Supplement”).

The information in this pricing supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined shall have the meanings assigned to them in the Preliminary Prospectus Supplement.

Issuer:	Hillenbrand, Inc.

Title of Securities:	6.2500% Senior Notes due 2029

Principal Amount:	$500,000,000

Coupon:	6.2500%

Yield to Maturity:	6.2500%

Spread to Benchmark Treasury:	+220 basis points

Benchmark Treasury:	4.0000% due January 31, 2029

Benchmark Treasury Yield:	4.0479%

Price to Public:	100.0000%

Trade Date:	February 7, 2024

Settlement:

February 14, 2024 (T+5)

We expect that delivery of the notes will be made against payment therefor on or about the fifth business day following the date of confirmation of orders with respect to the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next succeeding two business days will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes before their delivery should consult their own advisor.

Maturity:	February 15, 2029

Interest Payment Dates:	February 15 and August 15, commencing August 15, 2024

Equity Clawback:	Up to 40.0000% at 106.2500% prior to February 15, 2026

Optional Redemption:

Prior to February 15, 2026: 100% of the aggregate principal amount and accrued and unpaid interest to, but not including, the date of redemption, plus an applicable make-whole premium at a discount rate of Treasury plus 50 basis points.

On or after February 15, 2026: The following redemption prices plus accrued and unpaid interest to, but not including, the date of redemption:

Period	Redemption Price
2026	103.1250%
2027	101.5625%
2028 and thereafter	100.0000%

Denominations:	$2,000 minimum; $1,000 increments

Finalized Ratings*:	Moody’s: Ba1 S&P: BB+

CUSIP:	431571 AF5

ISIN:	US431571AF58

Lead Book-Running Managers:	HSBC Securities (USA) Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, LLC Wells Fargo Securities, LLC Morgan Stanley & Co. LLC

Co-Managers:

BofA Securities, Inc.

BMO Capital Markets Corp.

Citizens JMP Securities, LLC

Commerz Markets LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Truist Financial Corporation

CJS Securities, Inc.

C.L. King & Associates, Inc.

D.A. Davidson & Co.

DZ Financial Markets LLC

SEB Securities, Inc.

Sidoti & Company, LLC

UniCredit Capital Markets LLC

Qualified Independent Underwriter:	Morgan Stanley & Co. LLC has agreed to act as a qualified independent underwriter for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended (the “Securities Act”), specifically including those inherent in Section 11 thereof. Morgan Stanley & Co. LLC will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. We have agreed to indemnify Morgan Stanley & Co. LLC against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

*	A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, review, suspension, qualification or withdrawal at any time by the assigning rating agency. No report of any rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. at 866-811-8049, J.P. Morgan Securities LLC via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by Telephone: 1-866-803-9204, U.S. Bancorp Investments, Inc. at (877) 558-2607, Wells Fargo Securities, LLC at 90 S 7th, 5th Floor| Minneapolis, MN 55402 Tel 1-800-645-3751 Opt. 5, and Morgan Stanley & Co. LLC at 1-866-718-1649 / prospectus@morganstanley.com.

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